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                                                                     EXHIBIT 3.3

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                      MINDEN BUILDING AND LOAN ASSOCIATION

     ARTICLE 1. NAME. The name of the association is Minden Building and Loan Association (hereinafter referred to the "Association").

     ARTICLE 2. NATURE OF BUSINESS AND DOMICILE. The purpose of the Association is to engage in any lawful act or activity for which a stock building and loan association may be formed under the Louisiana Savings and Loan Association Law, as amended (the "SLA"). The Association is organized under the provisions of the SLA. The Association shall be domiciled in Minden, Louisiana.

     ARTICLE 3. DURATION. The term of the existence of the Association shall be perpetual.

     ARTICLE 4. CAPITAL STOCK.

     A. AUTHORIZED AMOUNT. The total number of shares of capital stock which the Association has authority to issue is 500,000, of which 400,000 shall be serial preferred stock, par value $.01 per share (hereinafter the "Preferred Stock"), and 100,000 shall be common stock, par value $.01 per share (hereinafter the "Common Stock"). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of shareholders. The Association shall have the authority to purchase its capital stock out of funds lawfully available therefor.

     B. COMMON STOCK. Except as provided in this Article 4 (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power shall be vested in the Common Stock, with each holder thereof being entitled to one vote for each share of such Common Stock standing in the holder's name on the books of the Association. Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Association, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the assets of the Association available for distribution remaining after: (i) payment or provision for payment of the Association's debts and liabilities; (ii) distributions or provisions for distributions in settlement of its liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the Common Stock in the liquidation, dissolution or winding up of the Association. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

     C. AUTHORITY OF BOARD TO FIX TERMS OF PREFERRED STOCK. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock

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into series and to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of the Preferred Stock or any series thereof that may be desired.

     D. INITIAL CAPITAL. These Articles of Incorporation shall become effective upon consummation of the Association's conversion from mutual to stock form in connection with its reorganization into the mutual holding company structure (the "Reorganization"), at which time the Association shall issue 1,000 shares of its Common Stock to Minden Bancorp, Inc. in exchange for not less than 50% of the net proceeds received by Minden Bancorp, Inc. from the sale of its common stock to the public in connection with the Reorganization.

     ARTICLE 5. INCORPORATOR. The name and mailing address of the sole incorporator is as follows:

Name                                             Address
-------------------------     --------------------------------------------------
A. David Evans                Minden Building and Loan Association
                              415 Main Street
                              Minden, Louisiana 71058

     ARTICLE 6. DIRECTORS. The business and affairs of the Association shall be managed by or under the direction of a Board of Directors.

     A. NUMBER. Except as otherwise increased from time to time by the exercise of the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors, the number of directors of the Association shall be no less than five and no more than 15, as specified in the Association's Bylaws, as may be amended from time to time.

     B. CLASSIFICATION AND TERM. The members of the Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected unqualified. One class shall be elected annually. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Association, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders and vacancies created with respect to any directorship of the directors so elected may be filled in the manner specified by the terms of such Preferred Stock.

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     C.  NO CUMULATIVE VOTING. Shareholders of the Association shall not be permitted to cumulate their votes for the election of directors.

     ARTICLE 7. PREEMPTIVE RIGHTS. Holders of the capital stock of the Association shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Association, or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of a dividend.

     ARTICLE 8. LIMITATION OF LIABILITY; INDEMNIFICATION, ETC. OF OFFICERS, DIRECTORS AND EMPLOYEES.

     A. LIMITATION OF LIABILITY. No director or officer of the Association shall be liable to the Association or to its shareholders for monetary damages for breach of his fiduciary duty as a director or officer, including his duty of care, provided that the foregoing provision shall not eliminate or limit the liability of a director or officer for (a) any breach of his duty of loyalty to the Association or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) liability for unlawful distributions of the Association's assets to shareholders of the Association, or (d) any transaction from which he derived an improper personal benefit. If applicable law is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors and officers, then the liability of each director and officer of the Association shall be limited or eliminated to the full extent permitted by such applicable law as so amended from time to time, without further action by the Association's shareholders or Board of Directors.

     B.  INDEMNIFICATION.

     1. The Association may indemnify any person who was or is party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Association, by reason of the fact that he is or was a director, officer, employee or agent of the Association or is or was serving at the request of the Association as a director, officer, employee or agent of another business, corporation, partnership, joint venture or other enterprise, against expenses, including attorney fees, judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Association, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; however, in case of actions by or in the right of the Association, the indemnity shall be limited to expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Association.

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     2.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Association, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. A person may, upon receipt of any required regulatory approval, be so indemnified or reimbursed for (1) amounts paid in compromise or settlement of any action, suit or proceeding, including reasonable expenses, fines and penalties incurred in connection therewith, or (2) reasonable expenses incurred in connection with a criminal or civil action, suit or proceeding in which such person has been adjudicated guilty, negligent or liable, if it shall be determined by the board of directors and any required regulatory authority that such person was acting in good faith and in what he believed to be the best interests of the Association and without knowledge that the action was illegal, and if such indemnification or reimbursement is approved at an annual or special meeting of the shareholders by a majority of the votes eligible to be cast.

     3. Amounts paid to the Association, whether pursuant to judgment or settlement by any person within the meaning of this Article, shall not be indemnified or reimbursed in any case.

     4. The Association may pay for or reimburse the reasonable expenses incurred by a person authorized to be reimbursed under this Article who is a party to a proceeding in advance of final disposition of the proceeding if: (1) the person furnishes the Association a written affidavit of his good faith belief that he has met the standard of conduct described in Subsection A of this Article; (2) the person furnishes the Association a written agreement, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) as a condition precedent to any advance or reimbursement of the expenses to which reference is made in this Subsection, the board of directors shall, by resolution, attest that to the best of their knowledge and information, the conduct of the party to be reimbursed met the standard of conduct described in Subsection A of this Article.

     ARTICLE 9. AMENDMENT OF ARTICLES OF INCORPORATION. The Association reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders herein are granted subject to this reservation. No amendment, addition, alteration, change or repeal of these Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Association pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, then approved by the Commissioner of the Louisiana Office of Financial Institutions and thereafter is approved by the holders of a majority of the shares of the Association entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof.

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     THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of converting Minden Building and Loan Association from mutual to stock form pursuant to the Louisiana Homestead and Savings and Loan Association Law, as amended, through these Articles of Incorporation, hereby declares and certifies that the facts herein stated are true and hereunto sets his hand this ____ day of _________ 2002.

WITNESS            (SEAL)

                                          By:
-----------------------                       -------------------------
Russell A. Adams,                             A. David Evans, President
 Secretary

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                                 ACKNOWLEDGMENT

STATE OF LOUISIANA
WEBSTER PARISH

     On this ____ day of ______, 2002, before me appeared A. David Evans, to me personally known, who, being by me duly sworn, did say that he is the President of Minden Building and Loan Association, that the seal affixed to the above and foregoing instrument is the corporate seal of said Association and that the instrument was signed and sealed on behalf of the Association by authority of its Board of Directors; and said A. David Evans acknowledged the instrument to be his free act and deed.

                                                        -----------------------
                                                        A. David Evans

     SWORN TO AND SUBSCRIBED before me this ____ day of March 2002.

     -------------------
     NOTARY PUBLIC

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